Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-166757, 333-135440, 333-182597, and 333-128934) and Form S-4 (No. 333-187202) of Consolidated Communications Holdings, Inc. of our report dated March 12, 2013, relating to the financial statements of Pennsylvania RSA No. 6 (II) Limited Partnership as of December 31, 2012 and 2011 and for each of the two years in the period ended December 31, 2012, and appearing in the Annual Report on Form 10-K of Consolidated Communications Holdings, Inc. for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
March 5, 2014